EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Company Contact:
Neil Berkman Associates	Chris Chavez, President & CEO
(310) 277-5162	(972) 309-8000
info@BerkmanAssociates.com	www.ANS-medical.com
Advanced Neuromodulation Systems Reports
Record Quarterly Revenue of $38.7 Million and EPS of $0.25
Neuro Revenue Increased 26.1% Versus
Second Quarter of 2004 and 21.4% Sequentially
     DALLAS, TEXAS, July 28, 2005 — Advanced Neuromodulation Systems, Inc. (ANS) (NASDAQ:ANSI) today announced record revenue for the second quarter of 2005, as sales of neuromodulation products increased 26.1% compared to the second quarter of 2004 and 21.4% sequentially. The Company also reported earnings per fully diluted share of $0.25.
Second Quarter Results
     For the three months ended June 30, 2005, revenue increased 26.9% to a record $38,693,000 from $30,488,000 for the second quarter of 2004. Sales of neuro products increased 26.1% to $34,855,000 for this year’s second quarter compared to $27,633,000 for last year’s second quarter, and increased 21.4% compared to the first quarter of 2005. This growth was driven by strong sales of ANS’ Genesis® and GenesisXPTM implantable spinal cord stimulation (SCS) systems for the treatment of chronic pain, as well as expanded market availability beginning late in the quarter of the Company’s new flagship rechargeable implantable pulse generator (IPG) system, the EonTM Neurostimulation System.
     Gross margin was 72.9% for this year’s second quarter compared to 72.5% for the second quarter of 2004. Research and development spending increased 55.6% to $4,465,000 from $2,870,000 to support ANS’ new product and new indication development initiatives. Marketing expense was about unchanged as a percentage of revenue for this year’s second quarter versus last year, while G&A expense increased to 10.4% of revenue from 8.9% last year, reflecting higher legal and recruiting and relocation expenses.
     Net income for the second quarter of 2005 increased 17.6% to $5,086,000, or $0.25 per diluted share, from $4,323,000, or $0.21 per diluted share, for the second quarter of 2004.
     At June 30, 2005, ANS had total cash and marketable securities of approximately $154.5 million. ANS has no debt. To date, the Company has repurchased 923,674 shares of its common stock under a 2,000,000-share repurchase authorization.
First Half Results
     For the six months ended June 30, 2005, revenue increased 24.3% to a record $71,029,000 from $57,121,000 for the first half of 2004. Neuro sales increased 22.6% to $63,572,000 compared to $51,861,000 last year. Net income for the first six months of 2005 was $63,655,000, or $3.06 per diluted share. This compares to net income for the first six months of 2004 of $8,292,000, or $0.39 per diluted share. Net income for this year’s first half included a pre-tax gain of $85,244,000 from the previously announced sale of Cyberonics, Inc. common stock acquired in August 2004.
Expanded Market Launch Of Eon Neurostimulation System
     On June 21, 2005, ANS announced an expanded U.S. market launch of its newest rechargeable IPG system, the Eon Neurostimulation System, after successfully completing a market test and increasing inventories.
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ADVANCED NEUROMODULATION SYSTEMS, INC.
6901 PRESTON ROAD/PLANO, TEXAS 75024/972-309-8000/ FAX: 972-309-8150

Advanced Neuromodulation Systems Reports Record Quarterly Revenue of $38.7 Million
and EPS of $0.25
July 28, 2005
Page Two
     “Sales significantly exceeded our expectations, and we sold out our inventory of Eon systems within four weeks,” said President and CEO Chris Chavez. “We will increase production of Eon as quickly as possible, but until our capacity increases over the next few months to meet demand, we will have to carefully manage allocation of this exciting new rechargeable IPG system.”
     “ANS enjoys the broadest, most advanced product offering in the industry to address the needs of interventional pain physicians and their pain patients. With our impressive line of generators and an equally impressive list of leads and programmers, we believe we are uniquely positioned to address the diverse needs of the market at many different price points. We expect our expanded product range, combined with our excellent sales representation in the field and our dedication to providing excellent customer service, to sustain ANS’ highly competitive position in interventional neuromodulation.”
Expanded Clinical Indications For Neuromodulation
     “The interventional neuromodulation market now exceeds one billion dollars, and promises to become a multi-billion dollar, multi-indication modality in the years ahead. The clinical indications that neuromodulation can address are large, under-served and under-penetrated. Neuromodulation holds the promise to improve the quality of life for millions of people who suffer from chronic pain and other chronic diseases. As more and more people become aware of the benefits of neuromodulation, we are increasingly excited about our mission to develop ever-improving neuromodulation technologies to address an expanding set of clinical indications.”
     Chavez noted that ANS decided in the first quarter to accelerate clinical studies, regulatory approval efforts and product development. “We are leveraging our platform technologies into emerging clinical applications that we believe will fuel strong organic growth for years to come. In addition to the planned pivotal studies to treat migraine headaches, essential tremor and Parkinson’s disease and the pilot study to treat chronic treatment-resistant depression, we are systematically incubating such promising new indications as pelvic pain, obesity, tinnitus, angina, ischemic pain associated with peripheral vascular disease, obsessive compulsive disorder, and traumatic brain injury.”
     The CEO continued, “ANS is making good progress on an extensive pipeline of clinical trials and emerging therapies. Multiple sites have been initiated in the Essential Tremor pivotal trial, patients are being recruited, and we anticipate that the initial implants will occur in third quarter. In mid-April, ANS received FDA approval for a 136-patient pivotal trial at 12 sites for Parkinson’s disease, and we have been aggressively working through the Institutional Review Boards (IRBs) as well as clinical study agreements at the investigational sites. We currently anticipate that the first implant will also occur in third quarter. ANS also received conditional approval from the FDA for a 20-patient, 3-center, Interstitial Cystitis study which is expected to get underway in the fourth quarter.”
     Regarding the migraine pivotal trial, Chavez said, “The goal of a pivotal trial is to prove safety and efficacy for the indicated population. Our physician advisors recommended a modification to our approved FDA pivotal trial protocol for migraine that will broaden the indicated population and perhaps ultimately speed up patient enrollment. We are preparing to submit these changes to the FDA, and now expect implants for this indication to begin in the fourth quarter of 2005.
     “The prospect of using neurostimulation to treat various psychiatric diseases is gaining momentum and generating excitement in the neurosurgical community. We recently received an approval in Canada to begin our pilot study for treatment-resistant depression and will soon begin recruiting patients. Additionally, we recently acquired exclusive intellectual property to stimulate a specific target in the brain to treat Obsessive Compulsive Disorder.”
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Advanced Neuromodulation Systems Reports Record Quarterly Revenue of $38.7 Million
and EPS of $0.25
July 28, 2005
Page Three
Management Reaffirms Revenue Guidance for 2005 and Increases EPS Guidance
     Chavez said that management continues to expect revenue for 2005 of approximately $145 million. We continue to expect to significantly increase our investment in clinical studies, regulatory and R&D in 2005 compared to 2004. Including the impact of these increases, and taking into account the decreased number of issued and outstanding shares as a result of our stock repurchases, we are increasing our forecast for net income for 2005 to a range of $3.54 to $3.57 per diluted share,” Chavez said. Previously, management had expected net income in the range of $3.49 to $3.52 per diluted share.
Conference Call
     ANS has scheduled a conference call today at 11:00 a.m. EDT. The simultaneous webcast is available at www.ANS-medical.com/investors. A replay will be available at this same Internet address, or at (800) 633-8284, reservation #21252499, after 1:00 p.m. EDT.
About Advanced Neuromodulation Systems
     Advanced Neuromodulation Systems designs, develops, manufactures and markets implantable systems used to manage chronic intractable pain and other disorders of the central nervous system. Fortune magazine recently ranked ANS as the 36th fastest growing small company in its annual list of the Top 200 Fastest Growing Small Companies in the United States. Forbes magazine recently recognized ANS as one of America’s 200 Best Small Companies. Frost & Sullivan, an international strategic market research firm, also recently presented ANS with its Product Innovation Award, recognizing ANS as the technology innovation leader in the neurostimulation market and ANS’ Genesis® Implantable Pulse Generator system as the most advanced fully implantable spinal cord stimulator on the market. Additional information is available at www.ans-medical.com.
“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:
     Statements contained in this document that are not based on historical facts are “forward-looking statements.” Terms such as “plan,” “should,” “would,” “anticipate,” “believe,” “intend,” “estimate,” “expect,” “predict,” “scheduled,” “new market,” “potential market applications” and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to market acceptance of our new rechargeable IPGs, as well as continued market acceptance of our conventional IPGs and radio-frequency powered SCS systems; competition from and the launch of new competitive products by Medtronic, Advanced Bionics/Boston Scientific or others, as well as other market factors that could impede growth in or reduce sales of the Company’s IPG and RF systems, which could adversely affect revenues and profitability; patient or physician selection of less invasive or less expensive alternatives; adverse changes in coverage or reimbursement amounts by Medicare, Medicaid, private insurers, managed care organizations or workers’ comp programs; intellectual property protection and potential infringement issues; the cost, uncertainty and other risks inherent in litigation generally, including without limitation the intellectual property and patent litigation against Advanced Bionics and the securities class action litigation filed in the first quarter of 2005; obtaining necessary government approvals for other new products or applications and maintaining compliance with FDA product and manufacturing requirements; product liability; reliance on single suppliers for certain components; completion of research and development projects in an efficient and timely manner; successful patient enrollment in and timely implementation of the IDE clinical studies for migraine headache, Essential Tremor and Parkinson’s disease; physician and patient acceptance of the Libra DBS system for the Essential Tremor and Parkinson’s disease studies, for which already-approved products are already available on the market; the uncertainty of clinical results that may ensue from these and other clinical studies; the risk that the FDA may not approve our PMA applications for these applications following the completion of the clinical trials; the satisfactory completion of feasibility, pilot and pivotal studies and/or market tests prior to the introduction of new products generally; successful integration of acquired businesses, products and technologies; international trade risks; and other risks detailed from time to time in the Company’s SEC filings. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, anticipated results could differ materially from those forecast in forward-looking statements Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
(tables attached)
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ADVANCED NEUROMODULATION SYSTEMS, INC. and SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net revenue	$38,693,227	$30,487,851	$71,028,690	$57,120,714
Cost of revenue	10,475,418	8,371,311	18,922,252	15,336,843

Gross profit	28,217,809	22,116,540	52,106,438	41,783,871

Operating expenses:
Sales and marketing	12,051,776	9,454,727	22,142,095	18,018,773
Research and development	4,464,991	2,869,660	7,789,698	5,184,610
General and administrative	4,007,926	2,706,956	7,351,380	5,023,696
Amortization of other intangibles	657,547	623,773	1,297,527	1,198,647

	21,182,240	15,655,116	38,580,700	29,425,726

Income from operations	7,035,569	6,461,424	13,525,738	12,358,145

Other income (expense):
Gain on sale of investment in
common stock of Cyberonics, Inc.	—	—	85,244,301	—
Foreign currency transaction loss	(117,190)	(25,506)	(164,815)	(54,853)
Investment income	1,091,257	229,842	1,638,118	481,171

	974,067	204,336	86,717,604	426,318

Income before income taxes	8,009,636	6,665,760	100,243,342	12,784,463
Income taxes	2,923,517	2,342,348	36,588,820	4,492,460

Net income	$5,086,119	$4,323,412	$63,654,522	$8,292,003

Basic income per share:
Net income	$0.26	$0.22	$3.18	$0.41

Number of basic shares	19,678,020	20,107,481	20,022,505	20,018,213

Diluted income per share:
Net income	$0.25	$0.21	$3.06	$0.39

Number of diluted shares	20,442,848	21,047,875	20,817,647	21,158,756

ADVANCED NEUROMODULATION SYSTEMS, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2005	2004
Assets
Current assets:
Cash and marketable securities	$154,479,782	$124,016,064
Receivable, trade net	29,860,358	25,322,813
Receivable, investment income and other	1,699,372	638,987
Inventories	23,811,609	23,923,851
Deferred income taxes	1,997,418	2,029,091
Prepaid expenses and other current assets	1,725,235	1,888,957

Total current assets	213,573,774	177,819,763
Net property, equipment and fixtures	34,213,645	33,175,329
Minority equity investments in preferred stock	1,104,000	1,104,000
Goodwill, patents, tradenames purchased technology & other assets, net	35,003,340	35,388,049

Total assets	$283,894,759	$247,487,141

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,913,064	$3,206,516
Accrued salary and employee benefit costs	3,549,714	2,390,721
Accrued commissions	2,641,180	2,656,112
Income taxes payable	16,626,851	708,412
Deferred revenue	107,028	165,861
Other accrued expenses	750,497	342,075

Total current liabilities	26,588,334	9,469,697
Deferred income taxes	6,126,604	14,734,487
Non-current deferred revenue	643,605	718,820
Total stockholders’ equity	250,536,216	222,564,137

Total liabilities and stockholders’ equity	$283,894,759	$247,487,141